UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 14, 2009

AGREE REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

1-12928 (Commission file number)	38-3148187 (I.R.S. Employer Identification No.)
31850 Northwestern Highway Farmington Hills, MI (Address of principal executive offices)	48334 (Zip code)

(Registrant’s telephone number, including area code)  (248) 737-4190

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2009, Agree Realty Corporation (the “Company”) entered into employment agreements (the “Agreements”) with Richard Agree, Chief Executive Officer of the Company, and Joey Agree, President and Chief Operating Officer of the Company (each, an “Executive”).

Each Agreement is effective from July 1, 2009 through June 30, 2014, with automatic one-year extensions as of the end of each employment period unless either party gives written notice at least 120 days prior to the expiration of such period.  Subject to the terms of the Agreement, each party may terminate the Agreement upon 30 days’ written notice.

Each Executive is entitled to a minimum annual base salary of $280,000, with any increases to be determined by the Compensation Committee, and to participate in all benefit programs generally available to the Company’s executive officers, including any equity incentive plan or bonus plan.

Upon any termination, Executive will receive any accrued and unpaid salary through the termination date and any accrued and unpaid cash bonus for the fiscal year preceding the termination date.  Except as set forth below or required by law, all other benefits and unvested securities of the Company will be forfeited as of the termination date.

The Agreement will be terminated if Executive dies or becomes disabled (as defined therein). In the event of termination of the Agreement because of death or disability, (a) Executive (or his estate) also will receive a pro rata portion of the cash bonus with respect to the fiscal year in which the termination occurs and (b) all unvested securities of the Company held by Executive will become fully vested as of the termination date.

Except with respect to a change of control, if Executive’s employment is terminated by the Company for any reason other than death, disability or cause (as defined therein), or Executive terminates employment for good reason (as defined therein), (a) Executive also will receive (i) a pro rata portion of the cash bonus with respect to the fiscal year in which the termination occurs, and (ii) an amount equal to 2 times Executive’s compensation (as defined below), (b) Executive will continue to participate in all benefit plans made generally available by the Company to its executives for the remaining term of the Agreement (as if such termination had not occurred), and (c) all unvested securities of the Company held by Executive will become fully vested as of the termination date.

If a change in control (as defined therein) occurs prior to the expiration of the Agreement and Executive’s employment is terminated by the Company for reasons other than death, disability or cause or Executive terminates such Agreement for good reason, in each case within 18 months after the change in control, (a) Executive also will receive (i) a pro rata portion of the cash bonus with respect to the fiscal year in which the termination occurs, and (ii) an amount equal to 3 times Executive’s compensation, (b) Executive will continue to participate in all benefit plans made generally available by the Company to its executives for the remaining term of the Agreement (as if such termination had not occurred) and (c) all unvested securities of the Company held by Executive will become fully vested as of the termination date.  The Agreement does not contain a tax gross-up payment for Executive, but does entitle Executive to receive whatever amount would generate more after tax income to Executive, either (x) the foregoing amounts or (y) a reduced amount that would not subject Executive to additional taxes under the Code if deemed a payment contingent on a change in control.

“Compensation” means the aggregate of (a) in respect of salary, an amount equal to the highest annualized rate of Executive’s salary during the employment period; (b) in respect of bonus (cash and securities), Executive’s average bonus over the previous three calendar years; and (c) in respect of other benefits set forth in the Agreement or otherwise made available generally to executives of the Company pursuant to Company policy (excluding grants of Company securities), an amount equal to the fair market value of such benefits.

Notwithstanding any of the foregoing, if Executive retires at anytime after the age of 62 (Joey Agree) or 65 (Richard Agree), except if such employment is terminated for cause, then all unvested securities of the Company held by Executive will become fully vested as of the retirement date, subject to other agreement between the parties pursuant to a consulting arrangement.

If Executive is terminated for cause or Executive terminates such employment without good reason, Executive will be subject to non-compete and non-solicitation provisions for one year following such termination date.  In addition, the Agreement contains customary confidentiality provisions.

The foregoing summary is qualified in its entirety by the Agreements, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and which are incorporated herein by reference.

Item  9.01.           Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description

10.1	Employment Agreement by and between Agree Realty Corporation and Richard Agree

10.2	Employment Agreement by and between Agree Realty Corporation and Joey Agree

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

/s/ Kenneth R. Howe
Vice President, Finance, Chief Financial Officer

Date:  July 16, 2009

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement by and between Agree Realty Corporation and Richard Agree

10.2	Employment Agreement by and between Agree Realty Corporation and Joey Agree